Exhibit 99.1

Verrica Pharmaceuticals Reports Second Quarter 2024 Financial Results

– Reports YCANTH® revenue, net of $4.9M for second quarter of 2024 along with the expansion of YCANTH’s distribution footprint to include Cencora, Inc. as a specialty distributor –

– Announces positive preliminary topline results of Phase 2 clinical study of VP-315 for the treatment of patients with basal cell carcinoma –

– Continues to progress preparation for global Phase 3 Common Warts trial with initiation expected in 1H 2025 –

– Conference Call Scheduled for Today at 8:30 am ET –

WEST CHESTER, PA – August 14, 2024 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the second quarter ended June 30, 2024.

“Verrica continued to make steady progress during the second quarter of 2024, highlighted by the receipt of a permanent J-Code for YCANTH that went into effect on April 1,” said Ted White, Verrica’s President and Chief Executive Officer. “We are already beginning to see the effects of the permanent J-Code on increasing demand for YCANTH, as product coverage and reimbursement decisions for our Medicaid patient population become increasingly streamlined. We also have made notable progress in removing unapproved, compounded cantharidin distributed by Dormer Laboratories from the U.S. market following our litigation settlement with Dormer. Based on these two positive developments, coupled with our growing insurance coverage and distribution capabilities, we expect YCANTH prescription growth to continue quarter over quarter in the second half of 2024.

“Our late-stage clinical pipeline is also making meaningful progress. This morning, we announced exciting new data from our Phase 2 study evaluating our novel oncolytic peptide, VP-315, for the treatment of basal cell carcinoma. Based on these positive safety and efficacy data, we believe VP-315 has the potential to become a first-line therapy for the treatment of basal cell carcinoma, and we look forward to sharing more detailed results at a KOL event in the near-future. In addition, we recently amended our agreement with Torii Pharmaceutical Inc. Ltd., which we believe will enable us to further advance YCANTH into Phase 3 testing for the potential treatment of common warts. Common warts represent the single largest unmet need in all of dermatology, and we believe YCANTH could establish a new standard of care for this pervasive condition with no FDA-approved therapies.”

Conference Call and Webcast Information

The Company will host a conference call today, Wednesday, August 14, 2024, at 8:30 AM, Eastern Time, to discuss its second quarter 2024 financial results and provide a business update. To participate in the conference call, please utilize the following information:

Domestic Dial-In Number: Toll-Free: 1-800-579-2543

International Dial-In Number: 1-785-424-1789

Conference ID: VERRICA

The call will also be broadcast live over the Web and can be accessed on Verrica Pharmaceuticals’ website: www.verrica.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1678543&tp_key=8db298d3d3

The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Business Highlights and Recent Developments

YCANTH® (VP-102)

•

The Company added Cencora, Inc. as a specialty distributor in Q2 2024, which will provide incremental commercial support services through IPN, Cencora’s wholly owned specialty practice GPO, to continue to grow YCANTH® buy and bill accounts through its GPO membership. The Company also added Vizient as a GPO for hospitals, which will drive visibility and demand pull through among health systems.

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On July 1, 2024, the Company announced the settlement of litigation with Dormer Laboratories, Inc. (“Dormer Labs”). As part of the settlement, Dormer Labs has discontinued the sale of all cantharidin-containing products into the United States, including Dormer brands Cantharone (Liquid) and Cantharone Plus.

•

On May 15, 2024, the Company announced that it amended its collaboration and license agreement with Torii Pharmaceutical Co. Ltd. (“Torii”) to fund the global pivotal Phase 3 clinical trial to evaluate YCANTH® for the treatment of common warts. The amendment enables the two companies to equally split the cost of the global Phase 3 clinical trial in common warts, with Torii funding Verrica’s portion of the costs as an offset to Torii’s future payment obligations to Verrica based on regulatory milestones and sales of YCANTH for molluscum contagiosum and common warts in Japan. In addition, Torii is obligated to make a milestone payment of $8.0 million to Verrica upon the first patient dosed in Japan in the Phase 3 clinical trial. The trial is expected to begin in the first half of 2025.

VP-315

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On August 14, 2024, the Company reported positive preliminary results from its Phase 2 study evaluating VP-315 for the treatment of basal cell carcinoma. The Phase 2 study is an open label, proof of concept trial designed to evaluate the safety and tolerability, dose regimen, and efficacy of VP-315 in biopsy-confirmed basal cell carcinoma tumors. Preliminary efficacy data based on 90 out of 93 lesions treated show that treatment with VP-315 resulted in an approximately 51% complete histologic clearance rate of basal cell carcinomas, with more than half of the patients no longer requiring treatment of any kind. Those subjects with residual carcinomas showed an approximately 71% reduction in tumor size, which is expected to significantly improve treatment outcomes with subsequent surgical treatments, if required. Overall reduction of tumor size in all subjects (those with no residual tumor and those with residual tumor) was 86%. No treatment-related serious adverse events were reported in the study; most treatment-related adverse events were classified as mild to moderate as expected, with injection site pain being the most common adverse effect.

Financial Results

Second Quarter 2024 Financial Results

•

Verrica recognized net product revenue of $4.9 million in the second quarter of 2024 which relates to the delivery of YCANTH (VP-102) to FFF, its primary distribution partner, related to demand pull through, as well as the expansion of its specialty distribution network to bring-on an additional specialty distributor and the related impact of a one-time stock-in order from that distributor, which represented approximately 54% of net YCANTH (VP-102) revenue in the period. YCANTH (VP-102), Verrica’s first FDA approved product, became available for commercial sale in August 2023.

•

Verrica recognized collaboration revenues of $0.3 million for the three months ended June 30, 2024 related to the Collaboration and License Agreement with Torii Pharmaceutical Col, Ltd (“Torii”) for supplies and development activity with Torii.

•

Selling, general and administrative expenses were $16.5 million in the second quarter of 2024, compared to $5.9 million for the same period in 2023. The increase of $10.6 million was primarily due to higher expenses related to commercial activities for YCANTH (VP-102), including increased compensation, recruiting fees, benefits and travel due to ramp-up of sales force of $7.2 million, other commercial activity of $1.7 million, increased marketing and sponsorship costs of $0.4 million and increased legal costs of $1.1 million.

•

Research and development expenses were $3.3 million in the second quarter of 2024, compared to $5.7 million for the same period in 2023. The decrease of $2.4 million was primarily related to reduction of costs related to YCANTH (VP-102) pre-launch activity of $2.3 million and a decrease in VP-315 clinical trial costs of $0.5 million partially offset by increased headcount related costs of $0.5 million.

•	Costs of product revenue were $0.4 million for the quarter ended June 30, 2024 including product costs related to the sale of YCANTH (VP-102) of $0.3 million and other indirect costs of $0.1 million.

•

Costs of collaboration revenue were $0.2 million for the quarter ended June 30, 2024, compared to $0.1 million for the quarter ended June 30, 2023. These costs of collaboration revenue consisted of payments for manufacturing supply to support development and testing services pursuant to the Torii Clinical Supply Agreement.

•

Interest income was $0.4 million for the three months ended June 30, 2024, compared to $0.6 million for the same period in 2023. The decrease of $0.2 million was primarily due to a lower cash balance for the period.

•	Interest expense of $2.4 million for the three months ended June 30, 2024 consisted of interest expense related to the OrbiMed Credit Agreement that commenced in July 2023.

•	For the quarter ended June 30, 2024, net loss was $17.2 million, or $0.37 per share, compared to a net loss of $11.0 million, or $0.24 per share, for the same period in 2023.

•	For the quarter ended June 30, 2024, non-GAAP net loss was $14.4 million, or $0.31 per share, compared to a non-GAAP net loss of $9.4 million, or $0.21 per share, for the same period in 2023.

Year-to-Date June 2024 Financial Results

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Verrica recognized product revenue of $8.1 million in the six months ending June 30, 2024 which relates to the delivery of YCANTH (VP-102) to FFF, its primary distribution partner, related to demand pull through, as well as the expansion of its specialty distribution network to bring-on an additional specialty distributor and the related impact of a one-time stock-in order from that distributor, which represented approximately 32% of net YCANTH (VP-102) revenue in the period. YCANTH (VP-102), Verrica’s first FDA approved product, became available for commercial sale in August 2023.

•

Verrica recognized collaboration revenues of $0.9 million for the six months ended June 30, 2024, compared to $0.2 million for the same period in 2023, each related to the Clinical Supply Agreement with Torii.

•

Selling, general and administrative expenses were $32.9 million for the six months ended June 30, 2024, compared to $10.3 million for the same period in 2023. The increase of $22.6 million was primarily due to higher expenses related to commercial activities for YCANTH (VP-102), including increased compensation, recruiting fees, benefits and travel due to ramp-up of sales force of $12.5 million, increased marketing and sponsorship costs of $3.4 million, other commercial activity of $3.9 million, increased legal costs of $1.6 million and finance costs of $0.6 million.

•

Research and development expenses were $8.3 million for the six months ended June 30, 2024, compared to $8.5 million for the same period in 2023. The decrease of $0.2 million was primarily due to a decrease in clinical trial costs for VP-315 of $0.9 million partially offset increased headcount related costs of $0.7 million.

•

Costs of product revenue were $0.9 million for the six months ended June 30, 2024 including product costs of $0.4 million and obsolete inventory write-off of $0.4 million. Product costs were slightly lower as some materials were expensed as research and development costs prior to FDA approval.

•

Costs of collaboration revenue were $0.8 million for the six months ended June 30, 2024, compared to $0.2 million for the same period in 2023. The increase of $0.6 million was primarily due to increased manufacturing supply required to support development and testing services pursuant to the Torii Clinical Supply Agreement.

•	Interest income was $1.0 million for the six months ended June 30, 2024, compared to $1.1 million for the same period in 2023. The decrease of $0.1 million was primarily due to a lower cash balance.

•	Interest expense of $4.7 million for the six months ended June 30, 2024 consisted of interest expense related to the OrbiMed Credit Agreement that commenced in July 2023.

•	For the six months ended June 30, 2024, net loss on a GAAP basis was $37.5 million, or $0.81 per share, compared to a net loss of $17.6 million, or $0.40 per share, for the same period in 2023.

•	For the six months ended June 30, 2024, non-GAAP net loss was $32.2 million, or $0.69 per share, compared to a non-GAAP net loss of $14.9 million, or $0.34 per share, for the same period in 2023.

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As of June 30, 2024, Verrica had cash and cash equivalents of $31.9 million. Verrica believes that its existing cash and cash equivalents as of June 30, 2024 will be sufficient to support planned operations into the first quarter of 2025.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,
	2024	2023
Product revenue, net	$4,892	$—
Collaboration revenue	285	182

Total revenue	5,177	182

Operating expenses:
Selling, general and admin	16,522	5,937
Research and development	3,319	5,725
Cost of product revenue	360	—
Cost of collaboration revenue	182	136

Total operating expenses	20,383	11,798

Loss from operations	(15,206)	(11,616)
Interest income	393	626
Interest expense	(2,368)	—
Other expense	(5)	—

Net loss	$(17,186)	$(10,990)

Net loss per share, basic and diluted	$(0.37)	$(0.24)

Weighted-average common shares outstanding, basic and diluted	46,502,274	45,916,867

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Six Months Ended June 30,
	2024	2023
Product revenue, net	$8,124	$—
Collaboration revenue	879	219

Total revenue	9,003	219

Operating expenses:
Selling, general and admin	32,861	10,256
Research and development	8,267	8,464
Cost of product revenue	906	—
Cost of collaboration revenue	774	204

Total operating expenses	42,808	18,924

Loss from operations	(33,805)	(18,705)
Interest income	991	1,126
Interest expense	(4,687)	—
Other expense	(16)	—

Net loss	$(37,517)	$(17,579)

Net loss per share, basic and diluted	$(0.81)	$(0.40)

Weighted-average common shares outstanding, basic and diluted	46,492,971	44,478,116

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$31,930	$69,547
Prepaid assets and other expenses	15,388	7,983

Total current assets	47,318	77,530
PP&E, lease right of use asset, other	4,692	4,067

Total assets	$52,010	$81,597

Total liabilities	$65,310	$61,834
Total stockholders’ (deficit) equity	(13,300)	19,763

Total liabilities and stockholders’ (deficit) equity	$52,010	$81,597

VERRICA PHARMACEUTICAS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Three Months Ended June 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(15,206)	$(17,186)	$(0.37)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	1,715	1,715
Stock-based compensation – Research and development (a)	513	513
Non-cash interest expense (b)	—	516

Adjusted	$(12,978)	$(14,442)	$(0.31)

	Three Months Ended June 30, 2023
	Loss from operations	Net loss	Net loss per share
GAAP	$(11,616)	$(10,990)	$(0.24)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	950	950
Stock-based compensation – Research & development (a)	594	594

Adjusted	$(10,072)	$(9,446)	$(0.21)

	Six Months Ended June 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(33,805)	$(37,517)	$(0.81)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	3,337	3,337
Stock-based compensation – Research and development (a)	963	963
Non-cash interest expense (b)	—	999

Adjusted	$(29,505)	$(32,219)	$(0.69)

	Six Months Ended June 30, 2023
	Loss from operations	Net loss	Net loss per share
GAAP	$(18,705)	$(17,579)	$(0.40)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	1,785	1,785
Stock-based compensation – Research & development (a)	853	853

Adjusted	$(16,067)	$(14,941)	$(0.34)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. On July 21, 2023, YCANTH® (cantharidin), became the first treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH (VP-102) is also in development to treat common warts and external genital warts, two of the largest remaining unmet needs in medical dermatology. Verrica is also developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the continuing commercial launch of YCANTH™, quarter over quarter YCANTH prescription growth in the second half of 2024, the potential for VP-315 to become a first-line therapy for the treatment of basal cell carcinoma, future financial performance, the clinical development of Verrica’s product candidates, including the timing of reporting data from clinical trials, the potential benefits of YCANTH and Verrica’s product candidates and Verrica’s ability to fund its operations into the first quarter of 2025. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Terry Kohler

Chief Financial Officer

tkohler@verrica.com

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com